Exhibit 99.1

SPAR GROUP REPORTS NOTIFICATION FROM NASDAQ

TARRYTOWN, NY — November 28, 2007 — SPAR Group, Inc. (NASDAQ:SGRP) said today it has received notification from Nasdaq that the company is no longer in compliance with certain requirements for continued listing on The Nasdaq Capital Market.

On November 21, 2007, Nasdaq advised the company that it is no longer in compliance with Marketplace Rule 4310(c)(3), which requires the company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year, or two of the three most recently completed fiscal years, and that as a result of the non-compliance, Nasdaq is reviewing the company’s eligibility for continued listing on The Nasdaq Capital Market.

In addition, on November 26, 2007, Nasdaq advised the company that for the preceding 30 business days, the bid price of the company’s common stock had closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market

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under Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the company will be provided 180 calendar days, or until May 27, 2008, to regain compliance. If at any time before May 27, 2008, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq staff will provide written notification that it complies with the rule.

The Nasdaq letters do not affect the listing of the company’s securities at this time, and SPAR Group shares will continue to trade on The Nasdaq Capital Market under the symbol, SGRP.

About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains, throughout the United States and internationally.

Certain statements in this news release are forward-looking, including, but not limited to, the selection and or potential success or effect of corrective measures the company may take to gain compliance with NASDAQ’S listing requirements. There can be no assurance that any such measures will be successful or effective. The company’s actual results, performance and trends could differ materially from those indicated or implied by such requirements or statements as a result of various factors, including (without limitation) availability and terms of additional equity (if any), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K as amended, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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